Exhibit 10.2

20 September 2010

PRIVATE AND CONFIDENTIAL–ADDRESSEE ONLY

Mr. Andrew Davies

Home Company: VGSL_UK

Dear Andrew

Congratulations on being accepted for a Long Term International Assignment.

I am delighted to set out the individual terms of your assignment package together with some useful information and contacts. Please note that this offer is subject to you obtaining the necessary right to work approvals in the Host country. This Assignment Letter and the attachments should be read in conjunction with the Long Term International Mobility policy which specifies the general terms and conditions applicable to all Vodafone assignees. Please note that your employment contract remains with your Home Company, and that nothing in this letter or the International Mobility Policy creates an employment relationship or a guarantee of employment with the Host Company. All terms and conditions of employment set out in your Primary Contract of Employment remain as they are unless they have been varied by this letter.

Host information

Your assignment will be to Verizon Wireless in United States (Host Country) in the position of Chief Financial Officer–Verizon Wireless. The basis of the assignment will be accompanied status.

Period of assignment

Your assignment will be from 15 November 2010 to 31-July-2013.

Reporting

You will report to the Chief Executive Officer, Verizon Wireless who will outline your duties and responsibilities, agree your objectives and manage your performance for the duration of the assignment.

International Mobility External Global Relocation Services Provider

Our global relocation services provider Brookfield Global Relocation Services, a leader in international assignment management, will contact you to take you through the next steps of your move. They will work closely with you to ensure that a range of services, including taxation and immigration support, are brought to you and that your relocation goes as smoothly as possible. Please ensure that you dedicate sufficient time to discuss your move with them.

Vodafone Group Services Limited

Vodafone House

The Connection

Newbury

Berkshire RG14 2FN

Registered in England No. 3802001

End of Assignment

As you near the end of this assignment we will work closely with you to identify your next role within the Vodafone Group. This may be a role in your Host Country, a move to a role within another Vodafone Company or a return to a role within your Home Company. We will provide appropriate moving support for you and your accompanying family.

Next steps

Please sign and date the duplicate of this letter together with the enclosed Data Consent Form, Vodafone Occupancy Agreement confirming that you will be the occupier of the accommodation provided by Vodafone, and return one of the copies to me. Please ensure that you confirm your choices in relation to the flexible options available to you as outlined in the International Assignment Terms section of this letter. This offer is subject to your reply within 4 weeks of the date of this letter.

Please note that your package and the contents of this letter are confidential and should not be discussed with anyone, other than your line manager, appropriate HR contacts, your appointed tax advisor and your immediate family.

Finally, please read the documents carefully and don’t hesitate to contact me if you have any further questions. In the meantime I’d like to wish you every success in your new role, and hope that you find the experience whilst on assignment an exciting and enjoyable one.

Yours sincerely

/s/ Alison Wilcox
Alison Wilcox
HR Director

Encl.	1. International Assignment Terms
2. International Assignment Contact Sheet
3. Vodafone Occupancy Agreement for rented property
4. Salary Build-up Sheet & Explanatory Notes
5. Long Term International Mobility Policy
6. Data Consent Form

I hereby accept this Long Term International Assignment to Verizon Wireless in United States on the terms and conditions outlined, including the provisions of the Long Term International Mobility Policy.

I have confirmed my choices in relation to the flexible options in the International Assignment Terms section of this letter.

I have enclosed my signed and dated Vodafone Occupancy Agreement for rented property.

I have enclosed my signed and dated Data Consent Form allowing Brookfield Global Relocation Services to disclose personal information to various third party relocation service providers or organisations.

Signed:	/s/ Andrew Davies
Andrew Davies

Dated	September 29, 2010

International Assignment Terms

Pre-Assignment Support

Pre-Assignment Visit: the Company will fund a visit to the Host Country for the duration shown to enable you to view the location and investigate issues such as accommodation and schooling.	5 days pre-transfer trip for you and your accompanying family

Visas & Work Permits: you and the Host Company are responsible for ensuring that the correct documentation and approvals are received and remain in force to enable you to work in the Host Company. Please ensure that you have a valid passport for time of travel.	Support provided via our global relocation services provider for you and your accompanying family

Medical Examination & Vaccinations: prior to commencing the assignment, the company will pay for you and your accompanying family to undergo a medical examination to ensure that the assignment will not be detrimental to your wellbeing. In addition, it may be necessary to have vaccinations depending on location.	To be arranged by yourself with the costs to be reimbursed via our global relocation services provider

Cross-Cultural Training: if appropriate, the Company will provide cross-cultural training to assist your integration into the Host Country.	Provided for you and your accompanying family our global relocation services provider

Temporary accommodation: on departure the company will find temporary accommodation to assist you with packing of your current home.	Company approved hotel or serviced apartment up to 3 days

Tax Support: our appointed tax advisors will hold pre-assignment and post arrival consultations with you and will also assist with the filing of tax returns. Please note that personal tax returns are your responsibility and that you must ensure that returns are complete, accurate and submitted on time to the relevant authorities.	Departure and arrival consultations with PricewaterhouseCoopers

Relocation Support

Shipment & Storage: the Company will arrange the shipment of personal possessions up to the specified volume. If necessary, the Company will also arrange for the temporary storage of personal possessions on arrival in the Host Country. Removing goods from storage prior to end of assignment is at your expense.	A volume of 40 foot Container via our global relocation services provider

Travel to Host Country: the Company will meet the cost of your direct travel to the Host Country. Travel arrangements should be made through the Company’s approved travel agents.	Business class air travel for you and your accompanying family

Excess Baggage: the Company will meet the cost of excess baggage up to the amount stated on scheduled air flights.	50 kilos per person

Insurance: the Company will insure your possessions whilst in transit or temporary storage subject to any restrictions detailed.	Cover for items up to EUR 7,000 per item

Temporary Accommodation: on arrival in your Host Country, the Company will fund temporary accommodation, up to the limit specified, until you move into more permanent accommodation.	Company approved hotel or serviced apartment for up to 30 days

Relocation Allowance: to assist you with the transition to your Host Country, the Company will provide a lump sum payment to cover all the minor costs that you may incur on moving. The amount, which is a net amount, is as specified and payable in the first Home Company payroll period after the start of the Assignment. Please note that your Relocation Lump Sum will not be paid until you have signed and returned the attached Vodafone Occupancy Agreement.	5% of Base Salary, paid net You will receive a one-time net payment of GBP 13,500 (this was paid to you in August 2010)

Assignment Remuneration

Base Salary: your current base salary will be maintained at the rate specified and will be reviewed on the normal Home Company annual salary review date.

All salary payments will continue to be made by your Home Company.

Membership of Home Company pension, share and benefit plans will continue subject to local plan rules. Membership of your Home Company life/ill health/disability insurance schemes will continue with contributions/benefits calculated using your Home Base Salary.

GBP 270,000 gross per year

Assignment Salary (see Salary Build-up Sheet): the approximate pay that you will receive during the assignment, paid net (i.e. no additional tax payable by you). The Salary Build-up takes account of Home Country tax and social security and adds international assignment allowances free of taxes to you. Your Home Base Salary will continue to be reviewed annually taking account of your performance and Home Country market pay information. Assignment Salary is reviewed during the assignment at the same time as Base Salary. Your assignment pay will be recalculated if your Home Base Salary changes. Please note that this amount may change if you decide to participate in Save As You Earn Schemes, or make additional pension contributions.	GBP 221,521 net per year

International Assignment Allowance: a percentage of Home Base Salary will be paid as a net monthly allowance for the duration of this assignment to assist with covering incidental expenses that result from moving and working away from the Home Country.

Please note that this amount is included as part of the Assignment Salary in your Salary- Build up and wilt be adjusted accordingly if there are any changes in base salary.

10% of Base Salary, paid net Your annual allowance is GBP 27,000 net

Cost of Living Allowance: paid when there is a difference in the cost of consumer goods between the Home and Host countries. If there is no difference, this amount will show as zero on the salary build-up calculation.

This is normally reviewed on annual basis in line with the annual salary review and all changes will be applied at that time.

Please note that this amount is included as part of the Assignment Salary in your Salary- Build up.

Index between your home and host countries is 106.10 therefore your annual allowance is GBP 6,241 net

Global Short Term Incentive Plan (GSTIP): if eligible, membership of your Home Company plan will continue but the targets will be in accordance with those of the Host Company.	Verizon Wireless performance measures will be used

Global Long Term Retention Plan (GLTR): if eligible, your participation in your existing Home Company plan will continue.

Share Plans: your participation in any existing share plans will continue, except where plan rules or the applicable legislation prevents this.

Tax: Over the period of the Assignment, your collective tax and social security liabilities will be the same as if you had remained in your Home Country.

Tax equalisation will apply for all share related income, i.e. the tax and social security liabilities in relation to this income will be the same as if you had remained in your Home Country

Any tax refund that is derived purely as a result of your assignment will be refunded to Vodafone.

Support provided with both Home and Host Country tax filing obligations (if required) by PricewaterhouseCoopers

Social Security: wherever possible, you will remain within your Home Country social security system with an application being made to obtain the relevant permission and deductions continuing for the duration of the assignment. If it is not possible for you to remain within your Home Country system, our tax advisors will confirm if you are covered by the host country system.

Assignment Benefits

Accommodation: the Company will pay for suitable accommodation up to the maximum limit specified, and within a reasonable distance from your place of work.

If you select a property that costs more than your accommodation allowance, the additional cost must be paid by you. This will be deducted on a monthly basis via payroll.

If you select a property that costs less than your accommodation allowance, you can flex to cash up to a maximum of 30% of your accommodation allowance. Please note that we will not cash out amounts of 5% or smaller of your accommodation allowance.

Any flex amount will be paid gross on a monthly basis and via payroll and will be fixed in your Home currency at the exchange rate shown on your Salary Build-up sheet.

You should note that any amount flexed to cash will be subject to the Home Country tax rate and social security.

Please confirm as soon as possible whether you wish flex a portion of your accommodation allowance to cash as this will affect your Assignment Salary and Build-up sheet. We understand that it is unlikely that you will be able to make this choice until you have decided on your accommodation.

An Accommodation Allowance of up to USD 6,000 per month

Utilities and Local Housing Taxes: the Company will meet the reasonable costs of utilities (e.g. electricity, gas, water) and any local housing taxes that are payable.	Reasonable costs will be reimbursed via our global relocation services provider

Transport in Host Country: if you are eligible for a company car or car cash allowance in your Home Company, you will continue to be provided with this benefit for the duration of the assignment.	Annual Car cash allowance of GBP 10,800 gross included in Assignment Salary

Partner Support: an allowance will be payable for your accompanying partner in order to help support any educational training whilst living in the host country.

Please note that educational costs will be reimbursed against receipts via the Brookfield expense management system, up to a maximum of 5% of your gross base salary (paid net) over the total duration of your assignment

Costs will be reimbursed via our global relocation services provider

School Identification: Brookfield Global Relocation Services will assist you to identify appropriate schooling for your children taking into account any special needs that you may have.

Schooling Support: provided for school age, accompanying Dependent Children up to an annual amount per child as specified. To be used to fund school tuition fees only. Application and admission fees will also be funded.	A payment of up to GBP 15,000 (converted to your Host currency at the exchange rate shown on your Salary Build-up sheet) for each Accompanying school age Dependent Child

Pre-school support: 50% of pre-school/ kindergarten fees will be paid for pre-school age, accompanying Dependent Children. To be used to fund school tuition fees only. Application and admission fees will also be funded.	A payment of up to GBP 7,500 (converted to your Host currency at the exchange rate shown on your Salary Build-up sheet) for each Accompanying pre-school age Dependent Child

Home Leave: flights will be provided for you and your accompanying family from your Host to Home Country and at the frequency detailed.

Subject to Host Human Resource approval, home leave flights can be used by your Partner or Dependent Children, or by a Close Family member to visit you in the Host Country.

This benefit can be flexed to cash if preferred, but you should note that any amount flexed to cash will be subject to the top marginal Home Country tax rate and social security

Please confirm if you prefer to take flights or cash as soon as possible as this will affect your Salary Build-up.

Business class air flights every 6 months

Alternatively, you may opt to receive a gross annual allowance of GBP 35,513 to be used as you choose

Please tick the appropriate box:

☐ I wish to opt for cash

☐ I wish to opt for Home Leave Flights

Holiday Entitlement: your holiday entitlement under your Primary Employment Contract will continue but with actual days to be taken being approved locally by your Host Line Manager. You will observe Host Country Statutory Holidays whilst on assignment.

International Assignee Healthcare Plan: medical and dental insurance provided for you and your accompanying family subject to medical clearance and completion of the Medical Data Sheet.	Provided through Vanbreda International NV

End of Assignment

Repatriation allowance: to assist you with your return. This amount will be paid as a net amount.

If the assignment ends early at your request this payment will not be made.

If the assignment ends early at Vodafone’s request this payment will be honoured

5% of Base Salary, paid net You will receive a one-time net payment of GBP 13,500

Next Move Support: dependent on whether the next move is a: • Transfer to the Host Company • Move to another role within the Vodafone Group • Return to another role within the Home Company	Dependent on type of next move - See the International Mobility Intranet site which can be found at: My Job/ My Career and Development/ Career Opportunities/ International Mobility